Exhibit 10.1
E.L.F. BEAUTY, INC.
2026 EQUITY AWARD RETIREMENT AND DEATH POLICY
1.Purpose. The purpose of this e.l.f. Beauty, Inc. (“Company”) 2026 Equity Award Retirement and Death Policy (this “Policy”) is to provide for the vesting of (a) restricted stock units (“RSUs”) and performance stock units (including RSUs that vest in whole or in part upon achievement of performance goals) (“PSUs”) held by Retirement Eligible Employees (as defined below) in connection with their qualifying retirement from the Company and (b) RSUs and PSUs held by Employees in connection with their Termination of Service due to death, in each case, notwithstanding anything to the contrary in the e.l.f. Beauty 2016 Equity Incentive Award Plan, as may be amended (together with any successor plan, the “Plan”) or any applicable agreement evidencing RSUs or PSUs (each, an “Award Agreement”).
2.Effective Date; Supersedes Prior Policy. This Policy was adopted effective as of June 1, 2026 (the “Effective Date”) and, except with respect to Section 6, applies to all RSUs and PSUs granted on or after the Effective Date. This Policy supersedes in its entirety the Equity Award Retirement Policy adopted effective as of June 1, 2024, as amended effective as of June 1, 2025 (the “Prior Policy”), provided, that the Prior Policy shall continue to apply to RSUs and PSUs granted between the period commencing June 1, 2024 and ending May 31, 2026.
3.Definitions. Capitalized terms set forth in the Policy but not defined below shall have the meanings ascribed in the Plan. Otherwise, as used in this Policy, the following terms shall have the following meanings:
(a)“Cause” means (i) a breach by the Employee of the Employee’s obligations pursuant to his or her employment or other similar agreement (other than as a result of physical or mental incapacity) which constitutes material nonperformance by the Employee of his or her obligations and duties thereunder, which the Employee has failed to remedy after the Board or delegate thereof has given the Employee written notice of, and at least 15 days to remedy, such breach, (ii) commission by the Employee of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company (other than acts, such as making personal use of Company office supplies, as have only a de minimis effect on the Company), (iii) a material breach by the Employee of any non-solicitation and/or non-competition covenants contained in his or her employment or other similar agreement with the Company, (iv) the Employee’s conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude, (v) the failure of the Employee to carry out, or comply with, in any material respect, any lawful directive of the Board or delegate thereof (other than any such failure resulting from the Employee’s physical or mental incapacity) which the Employee has failed to remedy after the Board or delegate thereof has given the Employee written notice of, and at least 15 days to remedy, such failure, or (vi) the Employee’s unlawful use (including being under the influence) or possession of illegal drugs. For purposes of the previous sentence, no act or failure to act on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee’s action or omission was in the best interest of the Company.
(b)“Company Group” means the Company, collectively with its Affiliates.
(c)“Deemed Retirement Event” means if a Retirement Eligible Employee experiences a Termination of Service effected by the Company Group without Cause or experiences a Termination of Service as a result of a Disability, in each case, if (i) the Retirement Eligible Employee previously provided notice of intent to retire pursuant to Section 4 and (ii) such Termination of Service occurs during the applicable notice period.
(d)“Retirement Date” means either (i) the date a Retirement Eligible Employee retires from employment with the member of the Company Group employing the Retirement Eligible Employee, excluding any retirement after which the Retirement Eligible Employee remains employed with, or provides consulting or advisory services on substantially a full-time basis for, any other member of the Company Group or (ii) the date of a Deemed Retirement Event.
(e)“Retirement Eligible Award” means each Award of RSUs and PSUs held by a Retirement Eligible Employee (i) that was granted on or after the Effective Date and (ii) that was granted at least six months prior to the Retirement Eligible Employee’s Retirement Date; provided that, in the event of a Deemed Retirement Event, any Award of RSUs and PSUs will be treated as a Retirement Eligible Award so long as such Award was granted on or after the Effective Date and prior to the Deemed Retirement Event.

(f)“Retirement Eligible Employee” means an Employee (i) who is at least 55 years of age, (ii) who has provided at least five years of service to the Company Group and (iii) for whom the sum of the Employee’s age and years of service to the Company Group totals at least 65. For purposes of determining years of service, service must be continuous; provided, however, that (A) if an Employee is employed by the Company Group as of the Effective Date, the Employee’s prior service with the Company Group before the Effective Date (if any) will be credited, notwithstanding any prior break in service, and (B) if an Employee experiences a Termination of Service on or after the Effective Date and is subsequently rehired by the Company Group within seven years after the effective date of such Termination of Service, the Employee’s prior service with the Company Group will be credited. For the avoidance of doubt, an individual who was employed by the Company Group before the Effective Date but was not employed by the Company Group as of the Effective Date will not receive automatic credit for any service before the Effective Date upon any hire or rehire by the Company Group on or after the Effective Date. Notwithstanding the foregoing, the Board or the Committee may, in its discretion, credit any prior or non-continuous service with the Company Group that would not otherwise be credited pursuant to this definition.
4.Retirement Notice Requirement; Changes to Retirement Date.
(a)Unless otherwise determined by the Board or the Committee and set forth in writing, a Retirement Eligible Employee must provide at least six months’ prior written notice of the Retirement Date to the Company to be eligible for the benefits set forth in Section 5.
(b)The Company and a Retirement Eligible Employee may mutually agree in writing to extend the anticipated Retirement Date before the anticipated Retirement Date occurs. Except as otherwise determined by the Board or the Committee, any such extension will not require the Retirement Eligible Employee to provide a new notice of intent to retire. The Retirement Eligible Employee, however, must remain continuously employed by the Company Group through the revised Retirement Date and otherwise satisfy the requirements of this Policy to be eligible for the benefits set forth in Section 5.
(c)For the avoidance of doubt, if a Retirement Eligible Employee has provided notice of intent to retire pursuant to Section 4 and experiences a Termination of Service other than due to a Deemed Retirement Event before the approved Retirement Date, the Retirement Eligible Employee will not be treated as having retired for purposes of this Policy and will not be eligible for the benefits set forth in Section 5, unless the Board or the Committee expressly approves the earlier Retirement Date and waives any unsatisfied notice requirement in writing.
5.Treatment of Retirement Eligible Awards on Retirement Date. Except as otherwise provided in this Policy, including in Section 6 and Section 7, the vesting of Retirement Eligible Awards held by a Retirement Eligible Employee will be treated as follows on and following such Retirement Eligible Employee’s Retirement Date, subject to such Retirement Eligible Employee delivering to the Company a general release of claims against the Company Group in a form acceptable to the Company that becomes effective and irrevocable within 30 days after the Retirement Date:
(a)RSUs. All RSUs that are Retirement Eligible Awards held by the Retirement Eligible Employee as of the Retirement Date that are scheduled to vest after the Retirement Date based solely on continued service to the Company Group shall vest in full on the Retirement Date and shall be settled in accordance with the Award Agreement.
(b)PSUs.
(i)PSUs that are Retirement Eligible Awards held by the Retirement Eligible Employee as of the Retirement Date that are scheduled to vest after the Retirement Date shall remain outstanding and eligible to vest through the applicable vesting date, and on such vesting date shall vest and be settled based on the achievement determined by the Board or Committee in accordance with the applicable Award Agreement without regard to any continuous service requirement. Notwithstanding the foregoing and subject to Section 5(b)(ii), in the event a Retirement Eligible Employee, on or after the Retirement Date, becomes a director, officer, employee or other service provider of any business, person, firm, corporation, organization or other entity, in whatever form, that, directly or indirectly, develops, processes, packages, markets, promotes, or sells any products that are competitive with any line or products of the Company Group’s business (or planned business to be engaged in the future) (a “Restricted Business”), then, except as otherwise prohibited by applicable law, all of the PSUs held by such Retirement Eligible Employee shall thereupon be forfeited without any consideration therefor.

(ii)Notwithstanding Section 5(b)(i), following the Retirement Date, a Retirement Eligible Employee may act in any capacity of or for a business entity that has multiple lines of business, some of which are not a Restricted Business, so long as the Retirement Eligible Employee’s engagement for such entity is restricted so that the Retirement Eligible Employee does not provide any services to or other assistance in support of, have any supervisory or executive authority with respect to or otherwise be involved with, any Restricted Business conducted by such entity.
6.Treatment of Awards on Death. Upon an Employee’s Termination of Service due to his or her death, the vesting of all RSUs and PSUs held by such Employee will be automatically treated as follows:
(a)RSUs. All RSUs held by the Employee as of the date of such Employee’s death that vest based solely on continued service to the Company Group shall vest in full on the date of such Employee’s death and shall be settled in accordance with the Award Agreement.
(b)PSUs. All PSUs held by the Employee as of the date of such Employee’s death shall remain outstanding and eligible to vest through the applicable vesting date, and on such vesting date shall vest and be settled based on the achievement determined by the Board or Committee in accordance with the applicable Award Agreement without regard to any continuous service requirement.
7.Termination of Service for Cause. Notwithstanding anything herein to the contrary, this Policy shall not apply to any RSUs or PSUs held by a Retirement Eligible Employee who experiences a Termination of Service effected by any member of the Company Group for Cause, including if such Retirement Eligible Employee experiences a Termination of Service for Cause after providing notice of intent to retire pursuant to Section 4.
8.Discretion. The Committee or the Board may, in its discretion and at any time or from time to time, terminate, amend or modify all or any portion of this Policy, provided that any such termination, amendment or modification shall not materially and adversely affect any RSUs or PSUs held by a Retirement Eligible Employee as of the date of such action without the written consent of such Retirement Eligible Employee. Any such termination, amendment or modification must specifically reference this Policy.
9.Interpretation. The Board or the Committee shall have full authority to interpret the terms and application of this Policy. All interpretations of the Board or the Committee will be conclusive and binding on all persons.
10.Delegation of Authority. To the extent permitted by Applicable Law, the Board or the Committee may from time to time delegate to one or more executive officers of the Company the authority granted to the Board or the Committee under this Policy; provided, however, that no such person may exercise any delegated authority under this Policy with respect to himself or herself or with respect to any executive officer of the Company, an officer designated by the Company as an “officer” for purposes of Section 16 of the Exchange Act, or any officer who reports directly to the Chief Executive Officer. Any delegation hereunder shall be subject to any restrictions, conditions, or limits specified by the Board or the Committee at the time of such delegation. The Board or the Committee may at any time rescind any authority so delegated, modify the terms of such delegation, or appoint a new authorized person. At all times, any person appointed under this Section 10 shall serve in such capacity at the pleasure of the Board and the Committee.
11.Incorporation of Equity Plan. This Policy is established under and subject to the terms of the Plan. Notwithstanding the foregoing, if there is a conflict between the terms of the Plan and this Policy, or the terms of an applicable Award Agreement and this Policy, the terms of this Policy will control.
12.Section 409A.
(a)Interpretation. Compensation payable pursuant to this Policy is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (collectively with the regulations and other guidance promulgated by the Department of Treasury thereunder, “Section 409A”) or, solely to the extent such compensation fails to qualify for an exemption from Section 409A, comply with Section 409A in all respects, and, in each case, will be interpreted and administered accordingly. Notwithstanding the foregoing, in the event the Company determines in good faith that any compensation payable under this Policy may not be either exempt from or compliant with Section 409A, the Company may adopt such amendments to this Policy or any Award Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate (i) to preserve the intended tax treatment of the compensation payable hereunder and/or preserve the economic benefits of such compensation, and/or (ii) to exempt the compensation payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty or excise taxes thereunder.
(b)Separation from Service. To the extent any amount payable under this Policy constitutes nonqualified deferred compensation subject to Section 409A and is payable upon an Employee’s Termination of Service, such Termination of Service must constitute a “separation from service” within the meaning of Section 409A.
(c)Six-Month Delay. Notwithstanding anything in this Policy to the contrary, if an Employee is a “specified employee” within the meaning of Section 409A and any payment or settlement that constitutes deferred compensation subject to Section 409A is payable by reason of the Employee’s Termination of Service, then, to the extent required by Section 409A, such payment or settlement will be delayed until the first administratively practicable date following the six-month anniversary of the Employee’s separation from service, or, if earlier, the Employee’s death.
(d)No Right to Designate Timing. In no event may an Employee, directly or indirectly, designate the calendar or fiscal year of payment or settlement of any amount subject to Section 409A.